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Exhibit 99.1

PSINET WILL HOST A PRESS BRIEFING BY TELEPHONE AUGUST 23, AT 1:00 P.M. U.S. EDT. THOSE INTERESTED IN PARTICIPATING SHOULD CALL 1-800-230-1092 NO LATER THAN 12:55 P.M.

FOR PSINET:                                          FOR TNS:
MEDIA CONTACTS:            ANALYST CONTACT:          MEDIA/ANALYST CONTACT:
Robert Leahy               David Lerch               Karen Kazmark
(703) 375-1063             (703) 375-1577            (703) 453-8406
leahyr@psi.com             lerchd@psi.com            kkazmark@tnsi.com

REID WALKER
(703) 375-1103
rwalker@psi.com

              PSINET TO ACQUIRE TRANSACTION NETWORK SERVICES, INC.

GLOBAL ECOMMERCE AND INTERNET SERVICE POWERHOUSE CREATED

HERNDON, VA, AUGUST 23, 1999 - PSINet Inc. (NASDAQ: PSIX), the first and largest independent facilities based commercial Internet Service Provider (ISP), today announced it had entered into a definitive agreement to acquire Transaction Network Services, Inc. (NYSE: TNI). TNI, headquartered in Reston, Virginia, is the leading worldwide provider of eCommerce data communications processing more than 20 million transactions per day from 2 million businesses. The company handles over 70 percent of the electronic Point of Sale transactions in the U.S. During its quarter ended June 30, 1999, TNI reported revenue of $42.7 million, EBITDA of $10.5 million and a net profit of $3.1 million.

The purchase of TNI is expected to be immediately accretive to PSINet's EBITDA and EPS measures. The $720 million aggregate purchase price consists of $351 million in cash and up to 7.8 million PSINet common shares. TNI shareholders may elect to receive cash, PSINet stock, or both. The stock portion of the transaction has been designed to achieve tax-free treatment for federal income tax purposes.

TNI operates the leading data transport network used by credit card processors in the U.S. to carry account and purchase information between merchants and the processors' data centers for authorization. TNI is a leader in processing transactions over the Internet, and has experienced a 20 percent growth rate per month in transaction volumes in 1999.

"We are very excited to welcome TNI to the PSINet global family of companies," said William L. Schrader, PSINet chairman and CEO. "This transaction represents the first combination of a market-leading eCommerce enterprise with a global facilities-based Internet service provider. Combining PSINet and TNI creates the leading global provider of eCommerce and Internet solutions to businesses worldwide, and enables PSINet to better access the $1 trillion marketplace for eCommerce services."

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TNI currently has operations in Ireland, the UK, Sweden, France, Australia, and
Japan and is expanding its business worldwide. The purchase by PSINet will allow TNI to greatly expand its international reach of services while operating over PSINet's global backbone.

"PSINet's global reach significantly enhances TNI's market presence by immediately adding 16 global markets for their services. As financial institutions continue to outsource their critical web hosting capabilities to both TNI and PSINet, we can exploit this vertical marketplace by providing end-to-end solutions over our worldwide network," said Schrader.

"TNI is known for its ability to deliver leading edge technology to its customers as they expand their businesses. It is clear that virtually all of our customers are playing an increasing role in the electronic commerce space," said John McDonnell Jr., president and CEO of Transaction Network Services. "TNI is committed to providing an innovative transport infrastructure to support them as they move their businesses forward. We see this acquisition by PSINet as a strategic way for TNS to meet that objective."


Shareholders representing approximately 15 percent of TNI's outstanding shares (including those of McDonnell) have entered into an agreement to vote their shares in favor of the PSINet acquisition. Completion of the transaction is subject to a number of conditions, including receipt of TNI shareholder approval and regulatory approvals. The transaction is expected to close in the fourth quarter of 1999.

PSINet was represented in the transaction by Donaldson, Lufkin & Jenrette Securities Corporation and Wasserstein Perella & Co., Inc., investment bankers, and Nixon Peabody LLP, outside counsel. TNI was represented on the transaction by Morgan Stanley & Co. Incorporated, investment bankers, and Arent Fox Kinter Plotkin & Kahn PLLC, outside counsel.

Transaction Network Services, Inc., headquartered in Reston, Virginia, provides data communications services for transaction-oriented applications. The company is listed on the New York Stock Exchange under the symbol TNI. Additional company information is available on the TNI website at www.tnsi.com.

Headquartered in Herndon, VA, PSINet is a global facilities-based Internet Protocol (IP) data communications carrier focused on the business marketplace. As the first and largest independent commercial Internet service provider in the world, PSINet offers a broad set


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of high-speed corporate LAN connectivity services supporting managed security and guaranteed Internet, Intranet, electronic commerce, Web hosting services, and services for other carriers and ISPs. PSINet operates an international state-of-the-art frame relay and ATM-based, IP-optimized network consisting of over 600 POPs around the world serving primary markets in Argentina, Austria, Belgium, Brazil, Canada, France, Germany, Hong Kong, Italy, Japan, Luxembourg, Mexico, the Netherlands, Panama, Republic of Korea, Spain, Switzerland, the United States, and the United Kingdom. PSINet information can be obtained by e-mail at info@psi.com, by accessing the Web site at http://www.psinet.com or by calling toll-free in the U.S. 1-800-799-0676.


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Statements made in this press release that state the company or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward- looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's filings with the Securities and Exchange Commission (SEC). Copies of these filings may be obtained by contacting the company or the SEC.